Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 197 to the Registration Statement of Deutsche DWS Securities Trust (Form N-1A, No. 002-36238) of our reports dated July 28, 2021 and August 25, 2021 on the financial statements and financial highlights of DWS Health and Wellness Fund and DWS Enhanced Commodity Strategy Fund (two of the Funds constituting Deutsche DWS Securities Trust) included in each Fund’s Annual Report for the fiscal years ended May 31, 2021 and June 30, 2021, respectively.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

September 22, 2021